Exhibit 99.2

Account Number:  XXXXXXXXXX

Dividend Reinvestment and Stock Purchase Plan
Authorization Form

Please sign the authorization form located
NAME	on the bottom of this page. Complete the
ADDRESS	information directly below only if it has
CITY, STATE, ZIP	changed.
Name 1

Name 2

Street Address

TAX ID#: XXX-XX-XXXX	City/State/Zip Code

Home Telephone Number
( )
Business Telephone Number
( )

FIRST NATIONAL
COMMUNITY BANCORP, INC.
102 EAST DRINKER STREET
DUNMORE, PA 18512-2491

NOTE: This Is Not A Proxy

Completion and return of this Authorization Form authorizes your enrollment in the First National Community Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan.

Do not return this form unless you wish to participate in the Plan.

☐ Full Common Stock Dividend Reinvestment and Optional Cash Purchases—If you check this option, you authorize the purchase of additional shares of Common Stock with the cash dividends on all shares of Common Stock currently or subsequently registered in your name, as well as on the shares of Common Stock credited to your Plan account. In addition cash payments of not less than $100 per quarter, up to a total of $2,500 per quarter will be used to purchase additional shares of Common Stock.

☐ Partial Dividend Reinvestment and Optional Cash Purchases—If you check this option, you authorize the purchase of additional shares of Common Stock with the cash dividends on              shares of First National Community Bancorp, Inc. common stock held by you in certificate form and to apply these dividends, together with any voluntary cash payments that you may make, to the purchase of First National Community Bancorp, Inc. common stock. Optional Cash Payments range in amounts from $100 minimum to $2,500 maximum per quarter.

Note: Checks submitted for Optional Cash Purchases of stock must be received not less than 5 days nor more than 30 days prior to the Dividend Payment Date. (See Prospectus for details)

I understand that the purchase will be made under the terms and conditions of the Dividend Reinvestment Plan as described in the Plan Prospectus that accompanied this Authorization Form and that I may revoke this authorization at any time by notifying Registrar and Transfer Company, in writing, of my desire to terminate my participation.

Please return this Authorization Form to: Registrar and Transfer Company, P.O. Box 664, Cranford, New Jersey 07016

Sign here exactly as name(s) appear on stock certificate(s). If shares are held jointly, all holders must sign.

Stockholder X	Date	Stockholder X	Date